Exhibit 99.1

CVG ANNOUNCES THE SUCCESSFUL REFINANCING OF ITS SENIOR NOTES, LOWERING ITS INTEREST COST AND ENHANCING ITS FINANCIAL FLEXIBILITY

NEW ALBANY, OHIO (May 3, 2021) - CVG (NASDAQ: CVGI) ("CVG" or the "Company") today announced that on April 30, 2021 it had closed on $275 million in senior secured credit facilities, consisting of a $150 million Term Loan A (the "Term Loan A") and a $125 million Revolving Credit Facility (the "Revolver" and together with the Term Loan A the "Senior Secured Credit Facilities"). The Company used a portion of the proceeds of the Senior Secured Credit Facilities to pay off its existing Term Loan B and Asset Backed Loan Facility which at April 30, 2021 had outstanding principal of $151.6 million and $11.3 million respectively. CVG expects to reduce its interest expense by approximately $3.1 million on a full quarter basis as a result of this transaction.

Harold Bevis, President and Chief Executive Officer, commented, “Over the last year, we embarked on a strategy to transform the business - grow and diversify our revenues through new products, new customers and new markets; grow our earnings; reduce our fixed costs; and add additional talent to our great team. We are diversifying our end market concentration away from legacy diesel trucks and towards the last mile, warehouse automation and electric vehicles. We believe that this will ultimately reduce the cyclicality in our results and deliver more consistent sales and profits. We are pleased to refinance our debt with a terrific bank group and achieve a flexible structure that will allow us to have up to $200 million of acquisition capital. This is a major milestone in our business transformation program.”

Chris Bohnert, Chief Financial Officer, added, “This refinancing, which was heavily oversubscribed, is a significant accomplishment which will not only reduce our quarterly interest expense by approximately $3.1 million but will also provide financial flexibility as we can now explore attractive M&A opportunities to further grow our business. I am also very pleased with the blue chip banking partners including Bank of America, Fifth Third Bancorp, and PNC Bank. These are outstanding partners who we can grow with as we execute on our expansion plans.”

The five-year Term Loan A will have tiered interest costs based on the total consolidated leverage ratio ranging from Eurodollar +225 bps with a leverage ratio <1.5x to Eurodollar +300 bps with a leverage ratio >3.0x. The Eurodollar floor is 25 bps.

The five-year term Revolver will have tiered interest costs based on the total consolidated leverage ratio ranging from Prime +125 bps with a leverage ratio <1.5x to Prime +200 bps with a leverage ratio >3.0x. The Senior Secured Credit Facilities also have an unused line fee depending on the total consolidated leverage ratio ranging from 20 bps to 30 bps.

The Senior Secured Credit Facilities will be subject to a starting maximum leverage ratio of 3.75x with step downs to 3.50x at September 30, 2021, 3.25x at March 31, 2022 and 3.00x at September 30, 2022 and thereafter. Further the Senior Secured Credit Facilities will be subject to a minimum fixed charge coverage ratio of 1.20x.

Additional information regarding the Senior Secured Credit Facilities can be found on Form 8-K filed with the Securities and Exchange Commission.

For further information, please contact IR@CVGRP.com.

Company Contact

Christopher H. Bohnert
CFO
CVG
(614) 289-0414

About CVG

CVG is a global provider of components and assemblies into two primary end markets – the global vehicle market and the U.S. technology integrator markets. The company provides components and assemblies to global vehicle companies to build original equipment and provides aftermarket products for fleet owners. The company also provides mechanical assemblies to warehouse automation integrators and to U.S. military technology integrators. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company's expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and potential longer-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company's prospects in the wire harness, warehouse automation and electrical vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, completion faced the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company's filing with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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